EXHIBIT 99

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G (Amendment No. 1) with respect to the common shares beneficially owned by each of them of Millicom International Cellular S.A. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G (Amendment No. 1).
IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 21st day of January, 2020.

KINNEVIK AB

/s/ Georgi Ganev
Name:	Georgi Ganev
Title:	Chief Executive Officer

/s/ Mattias Anderson
Name:	Mattias Andersson
Title:	General Counsel

MILLCELLVIK AB

/s/ Georgi Ganev
Name:	Georgi Ganev
Title:	Director

/s/ Mattias Anderson
Name:	Mattias Andersson
Title:	Director